Exhibit 99.1

              Mile Marker International, Inc. Announces
                 2005 Financial Results and Dividend

    POMPANO BEACH, Fla.--(BUSINESS WIRE)--Feb. 24, 2006--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts distributor, today announced its revenues and earnings for the year and the three months ending December 31, 2005. The Company also announced the payment of a quarterly cash dividend of $0.0625 per common share for the first quarter of 2006.
    Mile Marker International, Inc. today announced that it earned net income of $3,178,267, or $0.32 per common share, for the year ending December 31, 2005, based on sales revenues of $24,812,219. 2005 sales increased by 6% over 2004 sales of $23,336,084. 2005 earnings were 11% less than 2004 net earnings of $3,552,729, or $0.36 per common share. In the fourth quarter of 2005, the Company earned net income of $1,071,835, or $0.11 per common share, based on revenues of $6,845,544, compared to net income of $987,900 during the fourth quarter of 2004, or $0.10 per common share, based on sales revenues of $6,413,638.
    Mile Marker International, Inc. also today announced that its Board of Directors authorized the payment of a quarterly cash dividend of $0.0625 per common share on March 10, 2006 for all shareholders of record as of March 7, 2006.
    Richard Aho, President and CEO of Mile Marker International, Inc., said: "We are pleased that most of our revenue growth in 2005 was powered by the success of the Company's increasing lines of electric winches and our hydraulic winch sales to Original Equipment Manufacturers. During 2005, our commercial sales grew by approximately 40% over the prior year, while our military sales were only about half of the 2004 military sales. Our 2005 fourth quarter was better than our 2004 fourth quarter due to the growth in our commercial sales plus the delivery of a significant military order in the fourth quarter of 2005. We expect the performance momentum of our fourth quarter to continue into 2006 with the continued success of our new winch product lines, with military orders again constituting the major unpredictable variable in our anticipated quarterly sales and earnings. In an automotive aftermarket where other companies are facing serious challenges, we continue to gain market share because of our effective Far East product sourcing and new product development."
    Mile Marker International, Inc., through its wholly-owned subsidiaries, Mile Marker, Inc., Mile Marker West, Inc. and Mile Marker Automotive Electronics (ShenZhen), Ltd., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive utility/recreational and military vehicle markets. The Company's unique patented hydraulic winch has received overwhelming acceptance by the U.S. military for installation on new and retrofitted Humvees.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other risk factors and uncertainties detailed in the Company's filings with the U.S. Securities and Exchange Commission.

    CONTACT: Mile Marker International, Inc., Pompano Beach
             Al Hirsch, 954-782-0604
             al@milemarker.com